ELEVATE CREDIT ANNOUNCES RECORD QUARTERLY NET INCOME
Record profitability combined with strong revenue growth
FORT WORTH, TX - April 30, 2018 - Elevate Credit, Inc. (NYSE: ELVT) (“Elevate” or the “Company”), a leading tech-enabled provider of innovative and responsible online credit solutions for non-prime consumers, today announced results for the first quarter ended March 31, 2018. The Company more than quadrupled year-over-year net income, fueled by 24% revenue growth and new customer growth of 32%, with stable credit quality.

“What you are now seeing is a business beginning to leverage its scale in a market that is almost boundless," said Ken Rees, Chief Executive Officer of Elevate. “We are gratified by our strong start to 2018 and by the fact that we’ve done it offering what we believe are the most responsible credit products available to non-prime borrowers today.”

First Quarter 2018 Financial Highlights1

•
Record quarterly net income: Net income for the first quarter of 2018 totaled $9.5 million, up $7.8 million, or 459%, versus the prior year first quarter. Fully diluted earnings per share was $0.22, an increase of 267% from $0.06 fully diluted per share a year ago.

•	Nearly 24% year-over-year revenue growth: Revenues increased 23.7% from the first quarter of 2017, totaling $193.5 million compared to $156.4 million for the prior-year period.

•
Over 27% year-over-year growth in combined loans receivable-principal: Combined loans receivable - principal totaled $567.5 million, an increase of $123 million, or 27.7%, from $444.5 million for the prior-year period.

•
Continued stable credit quality: The ending combined loan loss reserve, as a percentage of combined loans receivable, was 14.0%, lower than the 15.7% reported for the prior-year period due to the improved credit quality and the continued maturation of the loan portfolio.

•
Strong customer acquisition growth: The total number of new customer loans for the first quarter of 2018 was approximately 70,000, an increase of 32.1% compared to approximately 53,000 new customer loans in the first quarter of 2017. The average customer acquisition cost was $295, within the targeted range of $250-$300.

•
19% Adjusted EBITDA margin: Adjusted EBITDA in the first quarter of 2018 totaled $37.0 million, an increase of $12.1 million, or 48.6%, versus $24.9 million for the prior year first quarter. Adjusted EBITDA margin expanded to 19.1%, up from 15.9% a year ago.

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1 Adjusted EBITDA, Adjusted EBITDA margin, combined loans receivable - principal, combined loan loss reserve and combined loans receivable are non-GAAP financial measures. These terms are defined elsewhere in this release. Please see the schedules appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

Liquidity and Capital Resources
There were no material changes from a funding or liquidity standpoint during the first quarter of 2018. The Company only borrowed an incremental $8 million during the quarter and total interest expense of $19.2 million was flat compared to the first quarter of 2017.

Recent 2018 Business Highlights

•	Elevate customers have saved more than $3 billion over payday loan alternatives.[2]

•	Elevate named finalist for LendIt Fintech’s 2018 Financial Inclusion award.

•	Elevate announced agreement with Mastercard on new credit card product.

Financial Outlook

For the full year 2018, the Company expects total revenue of $780 million to $820 million, net income of $20 million to $45 million, or $0.50 to $1.05 in diluted earnings per share, and Adjusted EBITDA of $120 million to $150 million.

Conference Call
The Company will host a conference call to discuss its first quarter 2018 financial results on Monday, April 30th at 4:00pm Central Time / 5:00pm Eastern Time. Interested parties may access the conference call live over the phone by dialing 1-877-407-0792 (domestic) or 1-201-689-8263 (international) and requesting the Elevate First Quarter 2018 Earnings Conference Call. Participants are asked to dial in a few minutes prior to the call to register for the event. The conference call will also be webcast live through Elevate’s website at http://www.elevate.com/investors.
An audio replay of the conference call will be available approximately three hours after the conference call until 11:59 pm ET on May 14, 2018, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode 13678245, or by accessing Elevate’s website.

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2 Based on an average effective APR of 130% for the quarter. This estimate, which has not been independently confirmed, is based on our internal comparison of revenues from our combined loan portfolio and the same portfolio with an APR of 400%, which is the approximate average APR for a payday loan according to the Consumer Financial Protection Bureau.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as "may," "will," "might," "expect," "believe," "anticipate," "could," "would," "estimate," "continue," "pursue," or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding future performance. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning. The forward-looking statements include statements regarding: our future financial performance including our outlook for full fiscal year 2018 (including all statements under the heading “Financial Outlook”); our expectations regarding the size of our market; the Company's targeted customer acquisition cost range of $250-$300. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks and uncertainties include, but are not limited to: the Company’s limited operating history in an evolving industry; new laws and regulations in the consumer lending industry in many jurisdictions that could restrict the consumer lending products and services the Company offers, impose additional compliance costs on the Company, render the Company’s current operations unprofitable or even prohibit the Company’s current operations; scrutiny by regulators and payment processors of certain online lenders’ access to the Automated Clearing House system to disburse and collect loan proceeds and repayments; a lack of sufficient debt financing at acceptable prices or disruptions in the credit markets; the impact of competition in our industry and innovation by our competitors; our ability to prevent security breaches, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of our platform or adversely impact our ability to service loans; and other risks related to litigation, compliance and regulation. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Company's most recent Annual Report on Form 10-K, and in the Company's other current and periodic reports filed from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Elevate
Elevate (NYSE: ELVT) has originated $5.5 billion in non-prime credit to more than 1.9 million non-prime consumers to date and has saved its customers more than $3 billion versus the cost of payday loans. Its responsible, tech-enabled online credit solutions provide immediate relief to customers today and help them build a brighter financial future. The Company is committed to rewarding borrowers’ good financial behavior with features like interest rates that can go down over time, free financial training and free credit monitoring. Elevate’s suite of groundbreaking credit products includes RISE, Sunny and Elastic. For more information, please visit http://www.elevate.com.

Investor Relations:

Solebury Communications
Sloan Bohlen, (817) 928-1646
investors@elevate.com

or

Media Inquiries:

Vested
Ishviene Arora, (917) 765-8720
elevate@fullyvested.com

Elevate Credit, Inc. and Subsidiaries
Condensed Consolidated Income Statements
(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except share and per share amounts)	2018	2017
Revenues	$193,537	$156,367
Cost of sales:
Provision for loan losses	92,142	82,793
Direct marketing costs	20,695	10,488
Other cost of sales	6,329	4,108
Total cost of sales	119,166	97,389
Gross profit	74,371	58,978
Operating expenses:
Compensation and benefits	22,427	20,528
Professional services	8,312	7,576
Selling and marketing	2,952	2,478
Occupancy and equipment	4,119	3,257
Depreciation and amortization	2,715	2,608
Other	1,217	915
Total operating expenses	41,742	37,362
Operating income	32,629	21,616
Other income (expense):
Net interest expense	(19,213)	(19,246)
Foreign currency transaction gain	756	568
Non-operating loss	(38)	(133)
Total other expense	(18,495)	(18,811)
Income before taxes	14,134	2,805
Income tax expense	4,651	1,137
Net income	$9,483	$1,668

Basic earnings per share	$0.22	$0.13
Diluted earnings per share	$0.22	$0.06
Basic weighted average shares outstanding	42,211,714	13,138,951
Diluted weighted average shares outstanding	43,680,603	28,735,749

Elevate Credit, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Dollars in thousands)	March 31, 2018	December 31, 2017
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents*	$87,860	$41,142
Restricted cash	1,597	1,595
Loans receivable, net of allowance for loan losses of $80,497 and $87,946, respectively*	483,556	524,619
Prepaid expenses and other assets*	11,816	10,306
Receivable from CSO lenders	17,504	22,811
Receivable from payment processors*	24,496	21,126
Deferred tax assets, net	18,696	23,545
Property and equipment, net	28,244	24,249
Goodwill	16,027	16,027
Intangible assets, net	2,078	2,123
Derivative assets (cost basis of $1,367 and $0 respectively)*	2,418	—
Total assets	$694,292	$687,543

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities*	$34,021	$42,213
State and other taxes payable	1,273	884
Deferred revenue*	27,792	33,023
Notes payable, net*	521,959	513,295
Derivative liability	—	1,972
Total liabilities	585,045	591,387
COMMITMENTS, CONTINGENCIES AND GUARANTEES
STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	17	17
Accumulated other comprehensive income	3,510	2,003
Additional paid-in capital	175,271	174,090
Accumulated deficit	(69,551)	(79,954)
Total stockholders’ equity	109,247	96,156
Total liabilities and stockholders’ equity	$694,292	$687,543

* These balances include certain assets and liabilities of a variable interest entity (“VIE”) that can only be used to settle the liabilities of that VIE. All assets of the Company are pledged as security for the Company’s outstanding debt, including debt held by the VIE.

Non-GAAP Financial Measures

This press release and the attached financial tables contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, combined loans receivable and combined loan loss reserve.

Adjusted EBITDA and Adjusted EBITDA margin

In addition to net income determined in accordance with GAAP, Elevate uses certain non-GAAP measures such as “Adjusted EBITDA” and "Adjusted EBITDA margin" in assessing its operating performance. Elevate believes these non-GAAP measures are appropriate measures to be used in evaluating the performance of its business.

Elevate defines Adjusted EBITDA as net income excluding the impact of income tax expense, non-operating loss, foreign currency transaction gain associated with the Company's UK operations, net interest expense, share-based compensation expense and depreciation and amortization expense. Elevate defines Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.

Management believes that Adjusted EBITDA and Adjusted EBITDA margin are useful supplemental measures to assist management and investors in analyzing the operating performance of the business and provide greater transparency into the results of operations of the Company's core business. Management uses this non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and gives an additional indication of Elevate’s core operating performance. Elevate includes this non-GAAP financial measure in its earnings announcement in order to provide transparency to its investors and enable investors to better compare its operating performance with the operating performance of its competitors.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP. The Company's use of Adjusted EBITDA and Adjusted EBITDA margin has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect expected cash capital expenditure requirements for such replacements or for new capital assets;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; and

•
Adjusted EBITDA does not reflect interest associated with notes payable used for funding the Company's customer loans, for other corporate purposes or tax payments that may represent a reduction in cash available to the Company.

Additionally, Elevate’s definition of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The Company’s Adjusted EBITDA guidance does not include certain charges and costs. The adjustments in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

The following table presents a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to Elevate’s net income for the three months ended March 31, 2018 and 2017.

	Three Months Ended March 31,
(Dollars in thousands)	2018	2017
Net income	$9,483	$1,668
Adjustments:
Net interest expense	19,213	19,246
Share-based compensation	1,637	702
Foreign currency transaction gains	(756)	(568)
Depreciation and amortization	2,715	2,608
Non-operating loss	38	133
Income tax expense	4,651	1,137
Adjusted EBITDA	$36,981	$24,926

Adjusted EBITDA Margin	19.1%	15.9%

Supplemental Schedules

Revenue by Product

	Three Months Ended March 31, 2018
(Dollars in thousands)	Rise(1)	Elastic	Total Domestic	Sunny	Total

Average combined loans receivable – principal(2)	$301,985	$245,381	$547,366	$51,848	$599,214
Effective APR	139%	97%	120%	236%	130%
Finance charges	$103,208	$58,903	$162,111	$30,147	$192,258
Other	830	365	1,195	84	1,279
Total revenue	$104,038	$59,268	$163,306	$30,231	$193,537

	Three Months Ended March 31, 2017
(Dollars in thousands)	Rise(1)	Elastic	Total Domestic	Sunny	Total

Average combined loans receivable – principal(2)	$245,629	$175,617	$421,246	$43,967	$465,213
Effective APR	147%	96%	126%	229%	136%
Finance charges	$89,235	$41,771	$131,006	$24,846	$155,852
Other	156	359	515	—	515
Total revenue	$89,391	$42,130	$131,521	$24,846	$156,367

(1) Includes loans originated by third party lenders through the CSO programs, which are not included in the Company’s condensed consolidated financial statements.
(2) Average combined loans receivable - principal is calculated using daily principal balances. Not a financial measure prepared in accordance with GAAP. See reconciliation table accompanying this release for a reconciliation of non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

Loan Loss Reserve by Product

	Three Months Ended March 31, 2018
(Dollars in thousands)	Rise	Elastic	Total Domestic	Sunny	Total

Combined loan loss reserve(1):
Beginning balance	$55,867	$28,870	$84,737	$9,052	$93,789
Net charge-offs	(63,447)	(29,685)	(93,132)	(8,910)	(102,042)
Provision for loan losses	51,789	28,913	80,702	11,440	92,142
Effect of foreign currency	—	—	—	357	357
Ending balance	$44,209	$28,098	$72,307	$11,939	$84,246
Combined loans receivable(1)(2)	$299,992	$246,926	$546,918	$54,339	$601,257
Combined loan loss reserve as a percentage of ending combined loans receivable	15%	11%	13%	22%	14%
Net charge-offs as a percentage of revenues	61%	50%	57%	29%	53%
Provision for loan losses as a percentage of revenues	50%	49%	49%	38%	48%

	Three Months Ended March 31, 2017
(Dollars in thousands)	Rise	Elastic	Total Domestic	Sunny	Total

Combined loan loss reserve(1):
Beginning balance	$53,336	$19,389	$72,725	$9,651	$82,376
Net charge-offs	(59,630)	(21,375)	(81,005)	(10,923)	(91,928)
Provision for loan losses	48,708	22,073	70,781	12,012	82,793
Effect of foreign currency	—	—	—	122	122
Ending balance	$42,414	$20,087	$62,501	$10,862	$73,363
Combined loans receivable(1)(2)	$244,739	$181,077	$425,816	$42,846	$468,662
Combined loan loss reserve as a percentage of ending combined loans receivable	17%	11%	15%	25%	16%
Net charge-offs as a percentage of revenues	67%	51%	62%	44%	59%
Provision for loan losses as a percentage of revenues	54%	52%	54%	48%	53%

(1) Not a financial measure prepared in accordance with GAAP. See reconciliation table accompanying this release for a reconciliation of non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.
(2) Includes loans originated by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements.

Customer Loan Data by Product

	Three Months Ended March 31, 2018
	Rise	Elastic	Total Domestic	Sunny	Total
Beginning number of combined loans outstanding	140,790	140,672	281,462	80,510	361,972
New customer loans originated	22,265	20,880	43,145	26,990	70,135
Former customer loans originated	15,383	89	15,472	—	15,472
Attrition	(51,175)	(23,086)	(74,261)	(20,709)	(94,970)
Ending number of combined loans outstanding	127,263	138,555	265,818	86,791	352,609
Customer acquisition cost	$333	$275	$305	$279	$295
Average customer loan balance	$2,210	$1,708	$1,948	$571	$1,609

	Three Months Ended March 31, 2017
	Rise	Elastic	Total Domestic	Sunny	Total
Beginning number of combined loans outstanding	121,996	89,153	211,149	78,044	289,193
New customer loans originated	12,365	20,471	32,836	20,125	52,961
Former customer loans originated	14,403	—	14,403	—	14,403
Attrition	(48,879)	(15,461)	(64,340)	(22,478)	(86,818)
Ending number of combined loans outstanding	99,885	94,163	194,048	75,691	269,739
Customer acquisition cost	$306	$150	$209	$181	$198
Average customer loan balance	$2,288	$1,852	$2,076	$523	$1,648

Combined Loan Information
The Elastic line of credit product is originated by a third party lender, Republic Bank, which initially provides all of the funding for that product. Republic Bank retains 10% of the balances of all of the loans originated and sells a 90% loan participation in the Elastic lines of credit to a third party SPV, Elastic SPV, Ltd. Elevate is required to consolidate Elastic SPV, Ltd. as a variable interest entity under GAAP and the consolidated financial statements include revenue, losses and loans receivable related to the 90% of Elastic lines of credit originated by Republic Bank and sold to Elastic SPV, Ltd.
Elevate defines combined loans receivable - principal as loans owned by the Company plus loans originated and owned by third-party lenders pursuant to the Company's CSO programs. In Texas and Ohio, the Company does not make Rise loans directly, but rather act as a Credit Services Organization (which is also known as a Credit Access Business in Texas), or, collectively, “CSO,” and the loans are originated by an unaffiliated third party. Elevate defines combined loan loss reserve as the loan loss reserve for loans owned by the Company plus the loan loss reserve for loans originated and owned by third-party lenders and guaranteed by the Company. The information presented in the tables below on a combined basis are non-GAAP measures based on a combined portfolio of loans, which includes the total amount of outstanding loans receivable that the Company owns and that are on the Company's condensed consolidated balance sheets plus outstanding loans receivable originated and owned by third parties that the Company guarantees pursuant to CSO programs in which the Company participates.
The Company believes these non-GAAP measures provide investors with important information needed to evaluate the magnitude of potential loan losses and the opportunity for revenue performance of the combined loan portfolio on an aggregate basis. The Company also believes that the comparison of the combined amounts from period to period is more meaningful than comparing only the amounts reflected on the Company's condensed consolidated balance sheets since both revenues and cost of sales as reflected in the Company's condensed consolidated financial statements are impacted by the aggregate amount of loans the Company owns and those CSO loans the Company guarantees.
The Company's use of total combined loans and fees receivable has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are:

•	Rise CSO loans are originated and owned by a third party lender; and

•	Rise CSO loans are funded by a third party lender and are not part of the VPC Facility.
As of each of the period ends indicated, the following table presents a reconciliation of:

•	Loans receivable, net, Company owned (which reconciles to the Company's condensed consolidated balance sheets included elsewhere in this press release);

•	Loans receivable, net, guaranteed by the Company;

•	Combined loans receivable (which the Company uses as a non-GAAP measure); and

•	Combined loan loss reserve (which the Company uses as a non-GAAP measure).

	2017		2018
(Dollars in thousands)	Mar 31	Dec 31	Mar 31

Company Owned Loans:
Loans receivable – principal, current, company owned	$367,744	$514,147	$471,996
Loans receivable – principal, past due, company owned	48,007	61,856	60,876
Loans receivable – principal, total, company owned	415,751	576,003	532,872
Loans receivable – finance charges, company owned	21,359	36,562	31,181
Loans receivable – company owned	437,110	612,565	564,053
Allowance for loan losses on loans receivable, company owned	(69,798)	(87,946)	(80,497)
Loans receivable, net, company owned	$367,312	$524,619	$483,556
Third Party Loans Guaranteed by the Company:
Loans receivable – principal, current, guaranteed by company	$27,841	$41,220	$33,469
Loans receivable – principal, past due, guaranteed by company	957	1,152	1,123
Loans receivable – principal, total, guaranteed by company(1)	28,798	42,372	34,592
Loans receivable – finance charges, guaranteed by company(2)	2,754	3,093	2,612
Loans receivable – guaranteed by company	31,552	45,465	37,204
Liability for losses on loans receivable, guaranteed by company	(3,565)	(5,843)	(3,749)
Loans receivable, net, guaranteed by company(2)	$27,987	$39,622	$33,455
Combined Loans Receivable(3):
Combined loans receivable – principal, current	$395,585	$555,367	$505,465
Combined loans receivable – principal, past due	48,964	63,008	61,999
Combined loans receivable – principal	444,549	618,375	567,464
Combined loans receivable – finance charges	24,113	39,655	33,793
Combined loans receivable	$468,662	$658,030	$601,257

	2017		2018
(Dollars in thousands)	Mar 31	Dec 31	Mar 31

Combined Loan Loss Reserve(3):
Allowance for loan losses on loans receivable, company owned	$(69,798)	$(87,946)	$(80,497)
Liability for losses on loans receivable, guaranteed by company	(3,565)	(5,843)	(3,749)
Combined loan loss reserve	$(73,363)	$(93,789)	$(84,246)
(1) Represents loans originated by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements.
(2) Represents finance charges earned by third-party lenders through the CSO programs, which are not included in the Company's condensed consolidated financial statements.
(3) Non-GAAP measure.

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